Exhibit 99.1
FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President — Finance and Chief Financial Officer
Franklin, Tennessee
615-771-3100
FOR IMMEDIATE RELEASE
WEDNESDAY, SEPTEMBER 17, 2008
CLARCOR REPORTS THIRD QUARTER 2008 RESULTS
NET SALES UP 16% AND OPERATING PROFIT UP 18%
Unaudited Fiscal Third Quarter and Nine Months 2008 Highlights
(Amounts in thousands, except per share data and percentages)

	Quarter Ended		%	Nine Months Ended		%
	8/30/08	9/1/07	Change	8/30/08	9/1/07	Change
Net Sales	$276,300	$238,270	16.0	$793,618	$682,925	16.2
Operating Profit	$40,820	$34,622	17.9	$106,017	$89,703	18.2
Earnings before Income Taxes	$39,389	$34,614	13.8	$101,016	$89,795	12.5
Net Earnings	$25,811	$26,615	(3.0)	$66,594	$63,917	4.2
Diluted Earnings Per Share	$0.50	$0.53	(5.7)	$1.30	$1.25	4.0
Third Quarter and Nine Months 2008 Operating Review
     FRANKLIN, TN, September 17, 2008 — CLARCOR Inc. (NYSE: CLC) reported today that third quarter 2008 net sales increased by 16% and operating profit increased by 18% compared to the same quarter in 2007. Earnings before income taxes were 14% higher than in the third quarter of 2007. Operating margins improved to 14.8% for the 2008 third quarter compared to 14.5% in last year’s third quarter.
     Third quarter 2008 and 2007 results were impacted by the following items:
•	In the third quarter 2008, CLARCOR incurred a charge of approximately $1 million related to the closing of an HVAC filter manufacturing plant in North Carolina.

•	In the third quarter 2007, CLARCOR recorded an after-tax benefit of $4 million, or $0.08 per diluted share, related to the completion of various income tax audits and the finalization of certain income tax liabilities.
Norm Johnson, CLARCOR’s Chairman and Chief Executive Officer, said, “We are very pleased with our third quarter 2008 results. Each of our filtration segments reported higher sales and higher operating profit than in the third quarter of last year. Our gross margin of 31.9% and our operating margin of 14.8% for the quarter were the highest yet for 2008 and also exceeded last year’s third quarter gross and operating margins.

“We have been able to raise our prices to offset rising commodity prices for various types and grades of steel, filter media, packaging materials, aluminum, specialty metals, gaskets and resins. We are optimistic that we will be able to continue to offset future cost increases. We are fortunate to have a very strong balance sheet, strong and consistent cash flows, and to operate in the filtration aftermarket where the effect of inflationary and economic cycles is usually muted.
“Internationally, sales in local currencies were stronger than in the prior year’s third quarter with most of our operations outside the United States reporting double-digit growth over the 2007 third quarter. International sales grew 38% in U.S. dollars during the quarter and were 32% of consolidated sales for the quarter. Currency fluctuations increased 2008 third quarter sales by $4 million and operating profit by $800 thousand.
“We are very excited about the performance of Perry Equipment Corporation (Peco) which CLARCOR acquired in December 2007. Its integration into CLARCOR is continuing, and so far has gone exceptionally well. Its sales for the third quarter of 2008 were higher than either of the two prior quarters of fiscal 2008 and it is on track to exceed its last full year’s sales as a private company by over 15%. In the third quarter of 2008, Peco’s sales were just over $30 million and operating profit was nearly $4 million. We expect global demand for its filtration products and systems, which are used mostly in the oil and natural gas industries, to continue to grow.
“Engine/Mobile Filtration segment sales increased 5% and operating profit rose 8% in this year’s third quarter compared to last year’s third quarter. We experienced stronger sales growth in the third quarter than in the previous two quarters of fiscal 2008 even as over-the-road truck mileage continued to be slow in the United States. Heavy-duty engine filter sales grew in Mexico, South Africa and China and were relatively unchanged in Europe. Sales of railroad filtration products were down slightly in the third quarter of 2008. We expect the commercial rail industry to remain soft as economic pressures continue in two sectors important to the railroad industry: housing and automotive. Engine/Mobile’s operating margin of 24.3% for the third quarter of 2008 increased from 23.7% in the third quarter of 2007. We achieved the margin increase through a combination of price increases and cost reduction initiatives which offset higher raw material costs.
“Sales in our Industrial/Environmental Filtration segment, which includes the Peco acquisition, rose by 32% in the third quarter of 2008 compared to the same period in 2007. Demand for our dust collector cartridges, which incorporate nanofiber technology, continued to grow by double-digits in the third quarter. Environmental filtration systems and filter cartridge sales for oil exploration, aerospace, polymer and fiber, aviation fuel and specialty applications also grew by double-digits during the third quarter of 2008 from the 2007 third quarter. As we had expected, HVAC filter sales, especially those used in the automotive manufacturing and residential home-building industries, continued to be slow during the third quarter. We do not expect to see any improvement in sales to these two sectors in the fourth quarter of 2008. Lower HVAC filter sales offset some of the growth in other product lines within this segment. Excluding Peco and HVAC filter sales, segment sales rose by over 13%.
“Operating margin improved to 7.5% for the Industrial/Environmental Filtration segment from 5.8% in the comparable quarter of 2007. This was after a $1 million charge related to the closing of a CLC Air plant. Despite that charge, operating profit for this segment grew to $10.4 million or an increase of $4.3 million from 2007’s third quarter.
“The CLC Air restructuring program is continuing with improved production efficiencies at each of its operating facilities. We expect continued progress as we receive and install new equipment, improve production processes and train our employees. We closed one plant in North Carolina during the quarter and announced the consolidation of four Louisville, Kentucky area facilities into one location in Southern Indiana in 2009. Most importantly, we have not changed our expectations about reaching our goal of an 8% operating margin for CLC Air by the end of 2009.
“Our Packaging segment had a slower third quarter than we had expected. Sales and operating profit declined by 6% and 8%, respectively, compared to last year’s third quarter but operating margin was unchanged at 9%. The sales decline was caused by continued slow growth in our customers’ sales of their products and delayed new product introductions, particularly in the confectionary market. Sales of decorated flat sheet metal, particularly for the film industry, were also lower in the 2008 third quarter than in the prior year’s third quarter. We expect a stronger fourth quarter of 2008 and believe that full year 2008 sales, operating profit and operating margins for our Packaging segment will exceed last year’s results.
“Other expense for the third quarter of 2008 included $1.1 million of interest expense related to the debt incurred at the beginning of fiscal 2008 to acquire Peco and to repurchase Company stock. In addition, we recorded a charge of $84 thousand related to the fair value of an interest rate swap agreement. Through the first nine-months of fiscal 2008, we have recorded a cumulative $1.4 million charge, as part of interest expense, to mark-to-market a two-year interest rate swap. We will reduce interest expense over the next five quarters by this $1.4 million though the amount recognized in any one quarter will vary depending on interest rates.
“Our effective tax rate of 34.4% for the quarter was higher than the 23.1% rate in the third quarter of 2007. The unusually low rate in the third quarter of 2007 was due to the completion of various tax audits in 2007 that resulted in a $4 million reduction of our tax liabilities and contributed $0.08 per diluted share to the third quarter of 2007. We expect the rate to be approximately 34.0% to 35.0% for the fourth quarter of 2008.
“Capital expenditures were $25 million for the nine-month period just ended compared to $29 million in the nine-month period of 2007. We expect capital spending will be approximately $10 million for the fourth quarter of 2008. Although we have delayed certain capacity expansion projects at some of our domestic manufacturing plants, we have not delayed planned investments for the CLC Air restructuring program, new product development, new media development, overseas manufacturing expansion or expansion of our technical and research facilities.
“CLARCOR’s financial position is solid and our cash flow continues to be strong. Cash flow from operations, excluding changes in our short-term investments, increased to $78 million in the 2008 nine-month period from $76 million last year. We did not repurchase any of our common stock in the third quarter. However, we did pay down $20 million of borrowing under our line of credit. We expect free cash flow to remain strong for the remainder of 2008 and into 2009. We are currently evaluating several small acquisitions in the United States and abroad. We will also continue to evaluate common stock repurchases depending on our stock price, acquisition opportunities and interest rates. Approximately $187 million remains outstanding under our current share repurchase authorization.
“Even with a strong third quarter, we are not expecting a pickup in the U.S. economy for the rest of 2008. Although our Asian business continues to be strong, Europe appears to be slowing from a good first half of 2008. Based on our nine-month results and current order backlog, we expect our 2008 sales to grow by approximately 17% from 2007. In light of a slow U.S. economy, we have revised our previous earnings per share forecast and now expect diluted earnings per share for 2008 to be $1.88 to $1.93. Even at the lower end of this range, CLARCOR will post our 16th consecutive year of increased sales and earnings.
“Looking forward to 2009, despite some softness in certain sectors of the U.S. and world economies, we are confident that our growth will continue. Although we are not providing an earnings estimate for fiscal 2009 at this time, our initial review of our operating company budgets indicate sales growth in the mid to upper single digits and operating profit growth in the low double-digit range. This would make 2009 our 17th consecutive year of growth in sales and earnings.”
CLARCOR will be holding a conference call to discuss its third quarter and nine-month results at 10:00 a.m. CDT on September 18, 2008. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.net. A replay will be available on these websites and also at 888-203-1112 or 719-457-0820 and providing access code 1986499. The replay will be available through September 25, 2008 by telephone and for 30 days on the Internet.
CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to future growth, financial performance measures related to Peco and the Company, the estimated financial impact of the Peco transaction on the Company’s earnings, as well as management’s short-term and long-term performance goals; statements regarding anticipated order patterns from our customers or the anticipated economic conditions of the industries and markets that we serve; statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events; statements relating to the Company’s business and growth strategies; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements are subject to finalization of our third quarter financial and accounting procedures and involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements, or industry results, to differ materially from the Company’s expectations of future results, performance or achievements expressed or implied by these forward-looking statements. These risks include the failure to realize the economic and strategic benefits of the Peco transaction, the effect of rising commodity costs and the Company’s ability to pass these costs on to its customers, the impact of a slowing economy in the United States and in certain foreign countries where the Company operates and the ability to realize benefits of the CLC Air restructuring program. In addition, the Company’s past results of operations do not necessarily indicate its future results. These and other uncertainties are discussed in the “Risk Factors’’ section of the Company’s 2007 Form 10-K. The future results of the Company may fluctuate as a result of these and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.
TABLES FOLLOW
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CLARCOR 2008 UNAUDITED THIRD QUARTER RESULTS cont’d.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share data)

	Third Quarter		Nine Months
For periods ended August 30, 2008 and September 1, 2007	2008	2007	2008	2007

Net sales	$276,300	$238,270	$793,618	$682,925
Cost of sales	188,152	165,412	543,304	478,318

Gross profit	88,148	72,858	250,314	204,607
Selling and administrative expenses	47,328	38,236	144,297	114,904

Operating profit	40,820	34,622	106,017	89,703
Other income (expense)	(1,349)	53	(4,675)	281

Earnings before income taxes and minority interests	39,471	34,675	101,342	89,984
Income taxes	13,578	7,999	34,422	25,878

Earnings before minority interests	25,893	26,676	66,920	64,106
Minority interests in earnings of subsidiaries	(82)	(61)	(326)	(189)

Net earnings	$25,811	$26,615	$66,594	$63,917

Net earnings per common share:
Basic	$0.51	$0.53	$1.31	$1.26

Diluted	$0.50	$0.53	$1.30	$1.25

Average shares outstanding:
Basic	50,885,417	49,961,327	50,745,240	50,555,380
Diluted	51,455,710	50,560,937	51,252,593	51,001,420
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	August 30,	December 1,
	2008	2007

Assets
Current assets:
Cash and cash investments	$44,568	$36,059
Short-term investments	7,431	4,884
Accounts receivable, net	209,036	166,912
Inventories	164,627	135,846
Other	30,722	28,219

Total current assets	456,384	371,920
Plant assets, net	193,388	169,212
Acquired intangibles, net	320,228	177,927
Pension assets	—	8,341
Other assets	15,727	11,735

	$985,727	$739,135

Liabilities
Current liabilities:
Current portion of long-term debt	$131	$94
Accounts payable and accrued liabilities	162,337	109,619
Income taxes	6,689	4,458

Total current liabilities	169,157	114,171
Long-term debt	97,383	17,329
Long-term pension liabilities	18,625	15,104
Other liabilities	48,353	36,801

	333,518	183,405
Shareholders’ Equity	652,209	555,730

	$985,727	$739,135

SUMMARY CASH FLOWS
(Dollars in thousands)

	Nine Months
	2008	2007
From Operating Activities
Net earnings	$66,594	$63,917
Depreciation	19,130	16,448
Amortization	3,975	1,999
Loss on interest rate agreement	1,421	—
Stock compensation expense	4,162	3,217
Excess tax benefits from stock compensation	(2,396)	(2,622)
Changes in short-term investments	(2,547)	23,445
Changes in assets and liabilities, excluding short-term investments	(15,521)	(8,357)
Other, net	396	933

Total provided by operating activities	75,214	98,980

From Investing Activities
Plant asset additions	(24,851)	(29,336)
Business acquisitions	(75,329)	(12,378)
Investment in affiliate	(2,000)	(47)
Other, net	139	1,704

Total used in investing activities	(102,041)	(40,057)

From Financing Activities
Net proceeds under line of credit	80,000	—
Payment of long-term debt	(7,366)	(4,638)
Cash dividends paid	(12,259)	(11,017)
Excess tax benefits from stock compensation	2,396	2,622
Purchase of treasury stock	(37,260)	(49,334)
Other, net	8,467	4,966

Total provided by (used in) financing activities	33,978	(57,401)

Effect of exchange rate changes on cash	1,358	1,174

Change in Cash and Cash Investments	$8,509	$2,696

CLARCOR 2008 UNAUDITED THIRD QUARTER RESULTS cont’d.
QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	2008
	Quarter	Quarter		Quarter
	Ended	Ended	Six	Ended	Nine
	March 1	May 31	Months	August 30	Months

Net sales by segment:
Engine/Mobile Filtration	$105,109	$108,658	$213,767	$117,753	$331,520
Industrial/Environmental Filtration	126,422	139,326	265,748	138,708	404,456
Packaging	18,650	19,153	37,803	19,839	57,642

	$250,181	$267,137	$517,318	$276,300	$793,618

Operating profit by segment:
Engine/Mobile Filtration	$22,342	$24,450	$46,792	$28,669	$75,461
Industrial/Environmental Filtration	4,285	11,444	15,729	10,404	26,133
Packaging	1,112	1,564	2,676	1,747	4,423

	$27,739	$37,458	$65,197	$40,820	$106,017

Operating margin by segment:
Engine/Mobile Filtration	21.3%	22.5%	21.9%	24.3%	22.8%
Industrial/Environmental Filtration	3.4%	8.2%	5.9%	7.5%	6.5%
Packaging	6.0%	8.2%	7.1%	8.8%	7.7%

	11.1%	14.0%	12.6%	14.8%	13.4%

	2007
	Quarter	Quarter		Quarter
	Ended	Ended	Six	Ended	Nine
	March 3	June 2	Months	September 1	Months
Net sales by segment:
Engine/Mobile Filtration	$96,696	$108,504	$205,200	$112,280	$317,480
Industrial/Environmental Filtration	96,239	106,185	202,424	104,980	307,404
Packaging	16,595	20,436	37,031	21,010	58,041

	$209,530	$235,125	$444,655	$238,270	$682,925

Operating profit by segment:
Engine/Mobile Filtration	$20,277	$24,445	$44,722	$26,629	$71,351
Industrial/Environmental Filtration	2,874	5,498	8,372	6,100	14,472
Packaging	430	1,557	1,987	1,893	3,880

	$23,581	$31,500	$55,081	$34,622	$89,703

Operating margin by segment:
Engine/Mobile Filtration	21.0%	22.5%	21.8%	23.7%	22.5%
Industrial/Environmental Filtration	3.0%	5.2%	4.1%	5.8%	4.7%
Packaging	2.6%	7.6%	5.4%	9.0%	6.7%

	11.3%	13.4%	12.4%	14.5%	13.1%

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